Exhibit 99.2

Unaudited Pro Forma Condensed Consolidated Combined Financial Statements

of Saba Software, Inc. and Centra Software, Inc.

On January 31, 2006, Saba acquired Centra Software, Inc. (“Centra”), a leading provider of software and services for online learning and training.

The Unaudited Pro Forma Condensed Consolidated Combined Statements of Operations for the year ended May 31, 2005, give effect to the acquisition of Centra under the purchase method of accounting as if it were acquired on June 1, 2004, and combine the historical operating results of Saba for the year ended May 31, 2005 with the historical operating results of Centra for the twelve months ended June 30, 2005.

The Unaudited Pro Forma Condensed Consolidated Combined Statements of Operations for the nine months ended February 28, 2006, are based on the historical financial statements of Saba and Centra, after giving effect to the merger with Centra under the purchase method of accounting as if the acquisition occurred on June 1, 2004. Because of differing accounting periods, the operating results of Centra for the nine months ended December 31, 2005, are combined with the operating results of Saba for the nine months ended February 28, 2006, which include Centra’s operations for the period February 1, 2006 to February 28, 2006. As a result, the accompanying pro forma adjustments for the period ended February 28, 2006 eliminate the result of Centra’s operations for the period February 1, 2006 to February 28, 2006.

The Unaudited Pro Forma Condensed Consolidated Combined Balance Sheet as of February 28, 2006, is not required herein as the merger transaction was reflected in our February 28, 2006 Quarterly Report on Form 10-Q filed on April 14, 2006.

The Unaudited Pro Forma Condensed Consolidated Combined Statements of Operations are presented for illustrative purposes only and are not necessarily indicative of the results of operations that would have actually been reported had the acquisition of Centra occurred as of June 1, 2004, nor are these pro forma financial statements necessarily indicative of the future financial position or results of operations of the combined companies.

The preliminary allocation of the purchase price was based upon a preliminary estimated fair value of developed core technology, customer relationships, tradenames, customer backlog and in-process research and development, and was determined by management with the assistance of a third-party valuation. Our estimates and assumptions are subject to change upon the finalization of the valuation. In performing the preliminary purchase price allocation of acquired intangible assets, the Company considered its intention for future use of the assets, analyses of historical financial performance and estimates of future performance of Centra’s products, among other factors. In addition to identifiable intangible assets, the Company also purchased certain technologies being developed by Centra at the time of the acquisition, which is commonly referred to as In-Process Research and Development (“IPR&D”). The IPR&D acquired primarily related to Centra’s products designed specifically for online business communication, collaboration and learning.

The primary areas of the purchase price allocation that are not yet finalized relate to certain legal matters and exit accruals. If information becomes available to the Company prior to the end of the purchase price allocation period that would indicate that a liability is probable and the amount can be reasonably estimated, such items will be included in the purchase price allocation.

Previously on May 5, 2005, Saba acquired THINQ Learning Solutions (“THINQ”) in a transaction accounted for under the purchase method of accounting. The operating results of THINQ are included in the historical results of operations of Saba for all periods subsequent to May 5, 2005. The accompanying Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations for the year ended May 31, 2005, gives effect to the acquisition of THINQ as if it was acquired on June 1, 2004. Because of differing accounting periods and the one month of operating results of THINQ already included in Saba’s historical operating results for the year ended May 31, 2005, the accompanying Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations for the year ended May 31, 2005, combines the operating results of THINQ for the eleven months ended March 31, 2005 with the results of Saba for the twelve months ended May 31, 2005.

The Unaudited Pro Forma Condensed Consolidated Combined Financial Statements include adjustments, which are based upon preliminary estimates, to reflect the allocation of purchase consideration to the acquired assets and liabilities of Centra. Although the planning process for the integration of Centra operations is completed, accruals related to facilities closures and/or other costs in accordance with Emerging Issues Task Force (EITF) Issue No. 95-3, Recognition of Liabilities in Connection with a Purchase Business Combination, are based on assumptions and estimates that may change in the future due to changes in circumstances . Such changes in our current estimates would either increase or decrease the allocation of the purchase consideration to goodwill.

The unaudited pro forma condensed combined consolidated financial statements should be read in conjunction with the historical consolidated financial statements and accompanying notes of Saba included in the annual report on Form 10-K and quarterly reports on Form 10-Q and the historical consolidated financial statements and accompanying notes of Centra included herein. The unaudited pro forma financial statements do not reflect any operating efficiencies and cost savings that we may achieve with respect to the combined companies.

Unaudited Pro Forma Condensed Consolidated Combined Statements of Operations

of Saba Software, Inc. and Centra Software, Inc.

For the Year Ended May 31, 2005

(in thousands, except per share data)

	Historical Saba For the Year Ended May 31, 2005	Historical THINQ For the Eleven Months Ended March 31, 2005	Pro Forma Adjustments		Saba/THINQ Pro Forma Combined	Historical Centra Twelve Months Ended June 30, 2005	Pro Forma Adjustments		Pro Forma Combined
Revenues:
License	$13,846	$1,459	(418	)(E)	$14,887	$11,597	$(1,222	)(A)	$25,262
License updates and product support	13,574				13,574	12,404	(4,134	)(A)	21,844
OnDemand	1,599				1,599	10,338	(2,299	)(A)	9,638
Professional services	13,191	12,741	(2,042	)(E)	23,890	5,147	(146	)(B)	28,891

Total revenues	42,210	14,200	(2,460)		53,950	39,486	(7,801)		85,635

Cost of revenues:
Cost of license	404	119			523	403			926
Cost of license updates and product support	2,069				2,069	1,776			3,845
Cost of OnDemand	809				809	2,386			3,195
Cost of professional services	9,588	5,009	(211	)(E)	14,386	2,884			17,270
Amortization of acquired developed technology	—	—			—	—	1,178	(B)	1,178

Total cost of revenues	12,870	5,128	(211)		17,787	7,449	1,178		26,414

Gross profit	29,340	9,072	(2,249)		36,163	32,037	(8,979)		59,221

Operating expenses:
Research and development	9,349	2,337			11,686	9,035			20,721
Sales and marketing	17,520	4,413			21,933	17,871			39,804
General and administrative	5,499	1,595			7,094	9,205			16,299
Restructuring	—	—			—	241			241
Amortization of purchased intangible assets	51	—	679	(D)	730	—	1,859	(B)	2,589

Total operating expenses	32,419	8,345	679		41,443	36,352	1,859		79,654

Loss from operations	(3,079)	727	(2,928)		(5,280)	(4,315)	(10,838)		(20,433)
Interest income (expense) and other, net	(89)	(831)	19	(F)	(901)	375	(699	)(G,H)	(1,225)

Loss before provision for income taxes	(3,168)	(104)	(2,909)		(6,181)	(3,940)	(11,537)		(21,658)
Provision for income taxes	(248)	—			(248)	—		(I)	(248)

Net loss	$(3,416)	$(104)	$(2,909)		$(6,429)	$(3,940)	$(11,537)		$(21,906)

Basic and diluted net loss per share	$(0.22)				$(0.39)				$(0.81)

Shares used in computing basic and diluted net loss per share	15,687		987	(K)	16,674		10,367	(J)	27,041

See accompanying notes to Saba unaudited pro forma condensed combined consolidated financial statements.

Unaudited Pro Forma Condensed Consolidated Combined Statement of Operations

of Saba Software, Inc. and Centra Software, Inc.

For the Nine Months Ended February 28, 2006

(in thousands, except per share data)

	Historical		Pro Forma Adjustments		Pro Forma Combined
	Saba For the nine months ended February 28, 2006	Centra For the nine months ended December 31, 2005
Revenues:
License	$14,539	$8,442	$(305	)(L)	$22,676
License updates and product support	14,194	10,103	(382	)(A,L)	23,915
OnDemand	3,046	7,954	(531	)(A,L)	10,469
Professional services	16,328	3,026	(315	)(B,L)	19,039

Total revenues	48,107	29,525	(1,533)		76,099
Cost of revenues:
Cost of license	533	419	(47	)(C)	905

Cost of license updates and product support	2,971	1,357	(151	)(C)	4,177
Cost of OnDemand	1,441	1,650	(183	)(C)	2,908
Cost of professional services	11,863	1,795	(199	)(C)	13,459
Amortization of acquired developed technology	98	—	785	(B)	883

Total cost of revenues	16,906	5,221	205		22,332

Gross profit	31,201	24,304	(1,738)		53,767

Operating expenses:
Research and development	9,072	6,437	(715	)(C)	14,794
Sales and marketing	18,815	10,018	(1,113	)(C)	27,720
General and administrative	4,862	6,432	(715	)(C)	10,579
Amortization of purchased intangible assets	665	—	1,239	(B)	1,904
In-process research and development	760	—	(760	)(B)	—

Total operating expenses	34,174	22,887	(2,064)		54,997

Income (loss) from operations	(2,973)	1,417	326		(1,230)
Interest income (expense) and other, net	(362)	532	(523	)(G,H)	(353)

Income (loss) before provision for income taxes	(3,335)	1,949	(197)		(1,583)
		—
Provision for income taxes	(100)	—		(I)	(100)

Net income (loss)	$(3,435)	$1,949	$(197)		$(1,683)

Basic and diluted net loss per share	$(0.19)				$(0.06)

Shares used in computing basic and diluted net loss per share	18,490		9,338	(J)	27,828

See accompanying notes to Saba unaudited pro forma condensed combined consolidated financial statements.

SABA SOFTWARE, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED COMBINED FINANCIAL STATEMENTS

1. ACQUISITION OF CENTRA

Pursuant to our Agreement and Plan of Merger with Centra Software, a Delaware corporation, dated October 5, 2005, (“Agreement Date”), Saba acquired all of the outstanding common stock of Centra for 10,367,406 shares of common stock and $19.4 million in cash as of January 31, 2006. We have included the financial results of Centra in our consolidated financial statements beginning February 1, 2006.

The purchase price components reflect the assumed issuance of 10,367,406 shares of Saba common stock to Centra shareholders using the exchange ratio of 0.354 based on 29,365,787 shares of Centra common stock outstanding at January 31, 2006. The fair value of Saba’s shares assumed to be issued is based on a per share value of $3.65, which is equal to Saba’s average last sale price per share as reported on the Nasdaq National Market for the five trading-day period two days before and after the date the terms of the acquisition were agreed to and announced. The total purchase price components and its allocation to the acquired assets and assumed liabilities are as follows (in thousands):

Total purchase price components:
Cash	$19,403
Fair value of Saba’s common stock issued	37,820
Estimated acquisition related costs	5,037

Total purchase price	$62,260

Allocation of total purchase price:
Net tangible assets acquired	$22,232
Developed core technology	5,890
Customer relationships	10,170
Tradenames	820
Customer backlog	440
In-process research and development	760
Goodwill	21,948

Total purchase price allocation	$62,260

The estimated acquisition-related costs for Saba consist primarily of severance and facilities charges related to restructuring activities, investment banking, legal and accounting fees.

The preliminary allocation of the purchase price to the acquired assets and assumed liabilities of Centra is based on Centra’s assets and liabilities as of January 31, 2006. This allocation is subject to change pending a final analysis of the total purchase cost and fair value of the assets acquired and liabilities assumed on the closing date of the acquisition.

Net tangible assets acquired from Centra were adjusted and increased for the reduction of deferred revenue with $8.1 million, which reflects our estimated adjustment to record the legal obligation to perform Centra’s maintenance and support, ASP and hosting service contracts and professional services at fair value. The effects of this adjustment have been reflected in the pro forma condensed consolidated combined consolidated results of operations for the twelve months ended May 31, 2005, and the nine months ended February 28, 2006. The adjustment has the impact of reducing the amount of deferred revenue recorded as of the acquisition date and therefore, reduces the amount of such revenue the combined company will recognize in periods subsequent to the merger compared to the revenues Centra would have recognized had the merger not taken place. As part of the acquisition of Centra, management approved and initiated a plan to restructure and eliminate duplicative pre-merger activities, including involuntary employee terminations and abandonment of redundant facilities, and reduce the Company’s cost structure. Saba currently estimates total restructuring costs associated with exiting activities of Centra to approximate $2.0 million. These costs were accrued as part of the Centra preliminary purchase price allocation.

2. TERM LOAN

On January 31, 2006, the Company entered into a new credit facility with a bank. The credit facility replaces the Company’s existing credit facility with the bank. The credit facility provides for (i) a term loan in a principal amount of $6,500,000, and (ii) a receivables borrowing base revolving credit line in an aggregate principal amount of up to $7,500,000 at any time outstanding, which includes a sub-limit of up to $5,000,000 for letters of credit, cash management and foreign exchange services. The term loan will be repaid in 36 equal monthly installments of principal, plus interest. The maturity date of the term loan and the revolving credit line is January 31, 2009. The interest rate applicable to the loans under the credit facility is the bank’s prime rate plus 0.50% for the term loan and the bank’s prime rate plus 0.25% for borrowings under the revolving credit line. The Company is required to pay an early termination fee if the credit facility is terminated by the bank due to the occurrence of an event of default or is refinanced by another financial institution, in each case, prior to the second anniversary of the credit facility. As of February 28, 2006, the Company had borrowings on the credit facility of $6.5 million.

The credit facility is secured by all of the Company’s personal property other than its intellectual property. The credit facility includes certain negative covenants restricting or limiting the ability of the Company and its subsidiaries to, among other things: incur additional indebtedness; create liens on its property; make certain investments and acquisitions; merge or consolidate with any other entity; convey, sell, lease, transfer or otherwise dispose of assets; change its business; change of control; pay dividends, distributions or make other specified restricted payments; and enter into certain transactions with affiliates. Such restrictions and limitations are subject to usual and customary exceptions contained in credit agreements of this nature. In addition, the credit facility requires the Company to satisfy a minimum consolidated EBITDA covenant on a quarterly basis, and a minimum liquidity covenant on a monthly basis. As of February 28, 2006, the Company was in compliance with all covenants. If we violate any of these restrictive covenants or otherwise breach the credit facility agreement, the Company may be required to repay the obligations under the credit facility prior to their stated maturity date, the Company’s ability to borrow under the revolving credit line may be terminated, and the bank may be able to foreclose on any collateral provided by the Company.

In February 2006, we borrowed $6.5 million under the term loan and re-paid approximately $1.3 million of Centra debt.

3. PRO FORMA ADJUSTMENTS

(A) To record the preliminary fair value adjustment of $7.7 million and $85,000 to deferred revenue acquired from Centra for the twelve months ended May 31, 2005, and the nine months ended February 28, 2006, respectively. Revenue for license, license update and product support, and OnDemand is reduced $1.2 million, $4.1 million and $2.3 million, respectively, for the twelve months ended May 31, 2005. Revenue for license updates and product support and OnDemand is reduced by $42,000 and $43,000, respectively, for the nine months ended February 28, 2006.

The preliminary fair value represents an amount equivalent to the estimated cost plus an appropriate profit margin to perform services related to Centra’s software maintenance and support, ASP and hosting service contracts and the performance of pre-paid professional services based on the deferred revenue balances of Centra as of December 31, 2005, and does not reflect the actual fair value adjustment as of the date of acquisition on January 31, 2006.

(B) To record the preliminary value of identifiable intangible assets in the Centra acquisition. The related amortization expense is calculated using the straight-line method (in thousands):

	Preliminary Fair Value	Annual Amortization	Eight Months Amortization (4)	Estimated Useful Life
Developed core technology (1)	$5,890	$1,178	$785	5 years
Customer relationships (2)	10,170	1,695	1,130	6 years
Tradename (2)	820	164	109	5 years
Customer backlog (3)	440	146	98	3 years

Total	$17,320	$3,183	$2,122

(1)	The amortization of this intangible asset is included in cost of goods sold.
(2)	The amortization of these intangible assets is included in operating expenses.
(3)	The amortization of this intangible is included as a reduction of revenue.
(4)	Proforma amortization adjustment is for eight months as one month amortization is already included in the historical statement of operations of Saba for the nine months ended February 28, 2006.

Recognition of in-process research and development of $760,000 is already included in the historical statement of operations of Saba for the nine months ended February 28, 2006. Due to the non-recurring nature of this charge, it has been removed from the proforma statement of operations presentation.

(C) To record a one month reduction in Centra costs and expenses already included in the historical statement of operations for Saba for the nine months ended February 28, 2006.

(D) To record the amortization expense related to intangible assets acquired related to the THINQ acquisition. The expense is calculated using the straight-line method.

(E) To record a reduction of historical recognized revenue which was initially deferred, since certain deferred revenue is not recordable and subsequently recognized under purchase accounting, related to the THINQ acquisition. The preliminary fair value represents an amount equivalent to the estimated cost plus an appropriate profit margin to perform services related to THINQ’s software support and hosting contracts and the performance of pre-paid professional services based on the deferred revenue balances of THINQ as of May 5, 2005.

(F) To adjust interest expense from the beginning of the period associated with a Term Loan acquired at the time of the THINQ transaction less interest expense associated with replaced THINQ obligations.

(G) To eliminate interest income earned of $525,000 and $393,000 in the year ended May 31, 2005 and the nine months ended February 28, 2006, respectively, on cash of $19.4 million paid to Centra shareholders as a result of the purchase.

(H) To adjust interest expense by $174,000 and $130,000 in the year ended May 31, 2005 and the nine months ended February 28, 2006, respectively, in order to recognize interest from the beginning of the period associated with a new Term Loan acquired at the time of the Centra acquisition less interest expense associated with replaced Saba and Centra obligations.

(I) Due to losses incurred, the combination of Saba, THINQ and Centra will not change the amounts of taxes currently due. Also, no deferred income tax benefit has been recorded because of uncertainty of realizability due to recent operating losses at both Saba and Centra.

(J) Pro forma basic and diluted net loss per share for the twelve months ended May 31, 2005, and the nine months ended February 28, 2006, are computed by dividing the pro forma net loss for the period by the weighted average number of common shares outstanding. The adjustment to historical weighted average shares outstanding results from inclusion of actual shares issued in conjunction with the acquisition as if such shares were outstanding from June 1, 2004, less actual shares issued in conjunction with the acquisition already included in the historical weighted average shares outstanding for the nine months ended February 28, 2006.

(K) To record 1.7 million shares for the THINQ acquisition, less 635,000 shares held in escrow that have not been earned.

(L) To record the reduction of license, license updates and product support, OnDemand and professional services revenues of Centra of $305,000, $340,000, $488,000 and $217,000, respectively, for one month that are already included in the historical statement of operations for Saba for the nine months ended February 28, 2006.